EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Apollo Medical Holdings, Inc.

Glendale, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated June 29, 2017, relating to the consolidated financial statements appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2017. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Los Angeles, California

December 5, 2017